Exhibit 3.2

ARTICLES OF AMENDMENT TO THE
ARTICLES OF INCORPORATION
OF
OLD NATIONAL BANCORP

Old National Bancorp (hereinafter referred to as the “Corporation”), duly existing under the Indiana Business Corporation Law, as amended (the “Act”), desiring to give notice of corporate action effectuating the amendment of its Articles of Incorporation (the “Amendment”), sets forth the following:

FIRST
NAME AND ADDRESS

The name of the Corporation is Old National Bancorp with the address of One Main Street, Evansville, IN 47708.

SECOND
AMENDMENT

The Fifth Amended and Restated Articles of Incorporation of Old National Bancorp, as amended (the “Articles of Incorporation”) shall be amended as follows:

1.          Section 1 of Article IV of the Articles of Incorporation shall be amended and restated in its entirety to state:

The total number of shares of capital stock which the Corporation has authority to issue is 602,000,000 shares, all of which shall be divided into two classes of shares to be designated “Common Stock” and “Preferred Stock,” respectively, as follows:

600,000,000 shares of Common Stock, without par value; and

2,000,000 shares of Preferred Stock, without par value.

THIRD
DATE AND MANNER OF ADOPTION AND VOTE

The shareholders of the Corporation entitled to vote in respect to the Amendment adopted the proposed Amendment on September 15, 2021.  The shareholders approved the Amendment by a vote of such shareholders during a meeting called by the Board of Directors.

The designation, number of outstanding shares, number of votes entitled to be cast by each voting group entitled to vote separately on the Amendment, the number of votes of each voting group represented at the meeting of shareholders, and the number of shares voted in favor or against or having abstained as to the Amendment are set forth below:

Number of outstanding shares: 165,720,179
Shares entitled to vote (total): 165,720,179
Number of shares represented at the meeting: 127,987,890
Shares voted in favor: 125,306,326
Shares voted against: 2,128,212
Shares abstained: 553,352

The manner of the adoption of the Articles of Amendment and the vote by which they were adopted constitute full legal compliance with the provisions of the Act, the Articles of Incorporation, and the Bylaws of the Corporation.

In witness whereof, the undersigned hereby verifies, subject to penalties of perjury, that the statements contained herein are true this 10th day of February, 2022.

OLD NATIONAL BANCORP

By:	/s/ Jeffrey L. Knight
Title:	Executive Vice President and Chief Legal Officer
Name:	Jeffrey L. Knight